Exhibit 99.1

Isonics Receives Letter From Nasdaq

GOLDEN, Colo.—(BUSINESS WIRE)—March 26, 2007—Isonics Corporation (NASDAQ: ISON), a provider of innovative solutions for the homeland security and semiconductor markets, announced today that on March 21, 2007 it received a letter from the Nasdaq Stock Market Listings Qualification Department notifying Isonics that its common stock is not in compliance with the requirements for continued inclusion under Nasdaq Marketplace Rule 4310(c)(2)(B) and is subject to delisting from the Nasdaq Capital Market.  Rule 4310(c)(2)(B) require that Isonics maintain stockholders’ equity of at least $2,500,000, a market value of its listed securities of at least $35,000,000, or have net income from continuing operations of at least $500,000 during the last fiscal year or two of the last three fiscal years.  As reported in Isonics’ Form 10-Q for the quarter ended January 31, 2007, stockholders’ equity was approximately $2,149,000 and, based on recent market prices, the market value of Isonics common stock is approximately $20,000,000.  Isonics has not generated net income from operations during the past three fiscal years.

Under the Nasdaq rules, Isonics is entitled to and will, on or before April 5, 2007, develop and submit a plan to achieve and sustain compliance with all listing requirements of The Nasdaq Capital Market.  If, after its review of the plan the Nasdaq staff determines that Isonics’ plan does not adequately address the issues, the staff will provide Isonics with written notice that its securities will be delisted.  At that time, Isonics may (at its discretion) appeal the staff’s determination to a Listing Qualification Panel which will delay the delisting by requesting a hearing.  If the staff accepts the plan to be submitted by Isonics, Isonics will have up to 105 days to complete the plan and regain compliance.

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Semiconductor Products and Services, and (3) Life Sciences (which is currently in the process of being divested). Isonics is a world leader in isotopically engineered materials and through its semiconductor division, it provides 300-millimeter products and services, wafer thinning and silicon-on-insulator wafers, for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2006 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:
Isonics Corporation
John Sakys, 303-279-7900

Andrew Hellman
CEOcast, Inc. for Isonics, 212-732-4300